Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement

No. 333-214056

October 19, 2016

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	2.400% Senior Notes due 2026 (the “2026 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings:	A1/A+

Principal Amount:	$500,000,000

Trade Date:	October 19, 2016

Settlement Date:	October 24, 2016 (T+3)

Maturity Date:	November 15, 2026

Price to Public:	99.964%

Net Proceeds to Company (before expenses):	$497,570,000

Benchmark Security:	1.500% UST due August 15, 2026

Benchmark Security Price and Yield:	97-23; 1.754%

Spread to Benchmark Security:	+65 basis points

Yield to Maturity:	2.404%

Coupon (Interest Rate):	2.400%

Record Dates:	May 1 and November 1 immediately preceding the interest payment date on May 15 and November 15 of each year

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2017 (long first coupon)

Minimum Denominations:	The 2026 Notes will be issued in denominations of $2,000 and in integral multiples of $1,000.

Optional Redemption:

The 2026 Notes will be redeemable at the Company’s option at any time prior to August 15, 2026 (three months prior to their maturity), as a whole or in part, at the greater of (i) 100% of the principal amount of such 2026 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest on the notes to be redeemed that would be due from the redemption date to August 15, 2026 (three months prior to their maturity), discounted to the redemption date on a semi-annual basis at the discount rate of the Treasury Rate plus 10 basis points, plus accrued interest to the redemption date.

The 2026 Notes will be redeemable at the Company’s option at any time on or after August 15, 2026 (three months prior to their maturity), at a redemption price equal to 100% of the principal amount of such 2026 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	911312 AY2

ISIN:	US911312AY27

Form:	DTC, Book-Entry

Law:	New York

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

Commerz Markets LLC

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co. toll-free 866-471-2526; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or UBS Securities LLC toll-free at 1-888-827-7275.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Registration Statement

No. 333-214056

October 19, 2016

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	3.400% Senior Notes due 2046 (the “2046 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings:	A1/A+

Principal Amount:	$500,000,000

Trade Date:	October 19, 2016

Settlement Date:	October 24, 2016 (T+3)

Maturity:	November 15, 2046

Price to Public:	99.123%

Net Proceeds to Company (before expenses):	$491,240,000

Benchmark Security:	2.500% UST due May 15, 2046

Benchmark Security Price and Yield:	99-21; 2.517%

Spread to Benchmark Security:	+93 basis points

Yield to Maturity:	3.447%

Coupon (Interest Rate):	3.400%

Record Dates:	May 1 and November 1 immediately preceding the interest payment date on May 15 and November 15 of each year

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2017 (long first coupon)

Minimum Denominations:	The 2046 Notes will be issued in denominations of $2,000 and in integral multiples of $1,000.

Optional Redemption:

The 2046 Notes will be redeemable at the Company’s option at any time prior to May 15, 2046 (six months prior to their maturity), as a whole or in part, at the greater of (i) 100% of the principal amount of such 2046 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest on the notes to be redeemed that would be due from the redemption date to May 15, 2046 (six months prior to their maturity), discounted to the redemption date on a semi-annual basis at the at the discount rate of the Treasury Rate plus 15 basis points, plus accrued interest to the redemption date.

The 2046 Notes will be redeemable at the Company’s option at any time on or after May 15, 2046 (six months prior to their maturity), at a redemption price equal to 100% of the principal amount of such 2046 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	911312 AZ9

ISIN:	US911312AZ91

Form:	DTC, Book-Entry

Law:	New York

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

Commerz Markets LLC

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co. toll-free 866-471-2526; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@baml.com; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or UBS Securities LLC toll-free at 1-888-827-7275.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

4